                                                                       EXHIBIT B

                   IN THE CIRCUIT COURT OF THE STATE OF OREGON

                           FOR THE COUNTY OF MULTNOMAH

State ex rel. STILWELL ASSOCIATES, L.P.,       )     Case No. 01-02-01777
                                               )
                                    Relator,   )     DEFENDANT'S MOTION TO COMPEL PRODUCTION OF
                                               )     DOCUMENTS
         vs.                                   )
                                               )     (Oral Argument Requested)
CHARLES HENRY ROUSE,                           )
                                               )
                                    Defendant. )

             UTCR 5.010 CERTIFICATION AND REQUEST FOR ORAL ARGUMENT
             ------------------------------------------------------

     Counsel for the parties have  conferred by telephone  regarding  the issues raised by this  motion,  but have  unable to resolve the  discovery  dispute.(1)
Defendant  requests oral argument and estimates that 15 minutes will be required for that purpose. Official court reporting services are not required.

                                     MOTION
                                     ------

     Pursuant to ORCP 43 and 46, Defendant Charles Rouse ("Rouse")  respectfully moves  the  Court  for an  order  compelling  the  production  of all  documents specified in  Defendant's  Second  Request for Production and awarding Rouse the reasonable expenses incurred in obtaining the order,  including attorney's fees.
Rouse  properly  seeks  documents that would identify fact witnesses (or, in the alternative,  a witness list), and the "investigation  file" upon which Stilwell purportedly  relied in bringing this action. The documents are plainly relevant, any  attorney-client  privilege that might otherwise apply has been waived,  and the  work-product  doctrine  is not a bar  because  the  documents  are vital to
Rouse's defense and are not otherwise readily available.

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     (1)  Relator's  local  counsel  has  tentatively   agreed  to  provide  the
          requested  privilege  log,  subject to  confirmation  by  out-of-state counsel.  Defendant  reserves the right to amend this motion to seek a proper privilege log, too, if it is not promptly furnished.

     This motion is supported by the pleadings on file,  the Affidavit of Nancie
Potter  Arellano  in  Support  of  Defendant's  Motion to Compel  Production  of
Documents ("Arellano Aff."), and the following Points and Authorities.

                             POINTS AND AUTHORITIES
                             ----------------------

1.       Background and First Formal Requests

     Stilwell seeks Rouse's  removal from the Board of Directors of Oregon Trail
Financial  Corp.  ("OTFC"),  alleging  that his admitted  residence in Multnomah
County (Complaint,P.P.  7-8; Answer to Complaint,P.P. 7-8) disqualifies him from service. Stilwell alleges that:

               "Defendant  Rouse  violated  the  bylaws of OTFC  because  he does not reside in a  qualified  county [,] having  moved from a qualified county,  upon  information  and  belief,  no later than  December
               2000." (Complaint,P. 9.)

     Stilwell  acknowledges that the OTFC Board amended its bylaws to remove the residency  requirement for original directors such as Rouse  (Complaint,P.  10), but asserts that the amendment did not become effective in time. (Id.) Thus, the date of Rouse's move is the decisive issue in this case. Since the amendment was effective  as of January 1, 2001,  Stilwell  cannot  make out a prima facie case unless it can offer  satisfactory  evidence that Rouse moved to Multnomah County in 2000.

     Rouse  first  asked  for the  straightforward  production  of "any  and all documents  that  support  the  allegations...that  Rouse  moved from a qualified
county  no  later  than  December  2000...."   (Defendant's  First  Request  for
Production  of Documents  (Arellano  Aff.,  Ex. 1),  Request No. 1.) To this and related requests (2) Stilwell  answered  informally that it had no nonprivileged
documents   but  that  Rouse  should  depose  its  private   investigator,   Max
Whittington,  to learn the relevant facts upon which  Stilwell  relied in filing the Complaint. (Arellano Aff, P. 3.)

--------

     (2)  The first formal  request also asked for "[a]ny other  documents  that relate in any way to the  allegations  of  Plaintiff's  Complaint...."
          (Defendant's First Request for Production of Documents (Arellano Aff.,
          Ex.1),  Request No. 2), and "any and all  documents  that  constitute, reflect,  or  relate in any way to the  receipt  by  Plaintiff  of any information concerning Rouse's county of residence." (Id., Request No.
          3.)

     But Mr. Whittington has been deposed, and he had not turned up any reliable evidence that Rouse moved to Portland before January,  2001.  (Deposition of Max
Whittington ("Whittington Depo") (Arellano Aff., Ex. 3). (3)

     All of the  documentary  evidence  supports the finding that Rouse moved to
Portland in January  2001,  as does the testimony of every other witness who has been deposed.  (Arellano Aff.,P. 4.) Stilwell's counsel states that there was at least one other witness (besides Mr.  Whittington)  upon whom Stilwell relied in filing the Complaint  (id.,P.  5), but claims that information about the witness is  privileged  because  Stilwell's  New  York  co-counsel,  Spencer  Schneider, obtained the  information.  (Id.) In fact,  Stilwell says that its only evidence other than Mr.  Whittington's  testimony is "Spencer  Schneider's  investigation file."  (Id.)  Stilwell  has  consistently  refused to produce  any part of this investigation file.

2.       Defendant's Follow-Up Document Requests

     Against this backdrop,  Rouse first sought informal production of documents that would reveal  information  about fact  witnesses.  (Id.,P.  6.)  Stilwell's counsel agreed to provide the  information  in response to an informal  request, and Rouse's counsel  confirmed the agreement in a letter  delivered on April 19,
2001. (Id., Ex. 2.) Stilwell's counsel did not respond to the confirming letter.
(Id.,P.  6.) When neither the  documents  nor the  alternative  witness list was provided as agreed,  on May 22 Rouse served a second  formal  document  request.
(Id., Ex. 4.) This request sought:

--------

     (3)  Citations  are to page  and  line of the  deposition  transcript,  not exhibit pages.

o    Any  and  all  documents,  including  those  prepared  in  anticipation  of litigation, that reflect the name, address, and/or telephone numbers of any witness to any fact alleged in the  Complaint  on file in this  action.  In accordance  with the Multnomah  County  Circuit Court Motion Panel rulings, you may instead provide a list of such witnesses, including their addresses and  telephone  numbers.  (Defendant's  Second  Request for  Production  of
     Documents (Arellano Aff., Ex. 4), Request No. 4.)

o    Spencer  Schneider's  complete  "investigation  file." For purposes of this request,  "investigation file" means all documents of any kind that reflect
     or  constitute  the  results  of  the   investigation   Spencer   Schneider
     purportedly  conducted prior to filing of the Complaint in this action, the results of which are said by counsel  for the  plaintiff  to have  provided some foundation for filing of the Complaint. (Id., Request No. 5.)

o    To the extent they might not  otherwise be included in Spencer  Schneider's
     "investigation  file," all documents of any kind that reflect or constitute communications  to or from Spencer  Schneider  regarding  any aspect of the investigation of Charles Rouse that Mr. Schneider allegedly conducted prior to filing of the Complaint in this action.  (Id.,  Request No. 6.)

     Stilwell refused to produce any of the requested documents,  asserting that the requests "seek documents that are beyond the permissible  scope of discovery or ... are  protected by attorney  work product or attorney  client  privilege."
(Relator's  Response to  Defendant's  Second Request for Production of Documents
(Arellano  Aff.,  Ex. 5 ), p. 2, lines  11-13.)

        This motion  followed.

3.      Legal Analysis

a.      The  document requests do not exceed the scope of ORCP 36.

     Rouse is entitled to discovery of any non-privileged matter relevant to the claim  against him or relevant to his defense to that claim.  ORCP 36 B(1). At a minimum,  then, any evidence of the timing of his move to Multnomah  County is a proper  subject for his discovery  requests.  In addition,  Stilwell's  critical allegation is admittedly  based "upon  information  and belief,"  something less than firsthand  observation.  (Complaint,P.  9.) By its own choice  Stilwell has thus made relevant what it knows about Rouse's move to Multnomah  County and the source(s)  of  that  knowledge.  All of  Rouse's  document  requests  have  been specifically  designed to obtain evidence on these subjects.  Stilwell's refusal to produce requested documents because they are "beyond the permissible scope of discovery" has no legal merit.  Absent an applicable  privilege,  then, Rouse is entitled  to the order he seeks and an award of  reasonable  fees and  expenses.
ORCP 46 A(4).

b.   Stilwell waived the attorney-client  privilege by putting at issue both the date of Rouse's move to Multnomah  County and its  "information and belief"
     on that subject.

     The privilege that protects attorney-client  communications may not be used as a sword  and a  shield:  "where a party  raises a  claim,  which in  fairness requires  disclosure  of  the  protected  communication,  the  privilege  may be implicitly  waived."  United States v. Ortland,  109 F3d 539, 543 (9th Cir 1997)
(quoting  Chevron  Corp.  v.  Pennzoil  Co.,  974 F2d 1156,  1162 (9th Cir 1992)
(emphasis in original), cert den 522 US 851, 118 S Ct 141 (1997).

     A party waives the  attorney-client  privilege when:

     a)   the party asserting the privilege takes some  affirmative act, such as filing suit or asserting a defense;

     b)   through the  affirmative  act, the party  asserting the privilege puts the protected  information at issue by making it relevant to the case;
          and

     c)   application  of  the  privilege  would  deny  the  party  seeking  the discovery access to information vital to that party's defense.

See,  e.g.,  Hearn v. Rhay,  68 FRD 574, 581 (ED Wash 1975).  Rouse's  motion to compel should be granted because all of the applicable factors are present here.
Stilwell  commenced  an action  against  Rouse based  solely  upon its  supposed
"information  and belief" as to the date of Rouse's  move to  Portland,  and new wants to deprive Rouse of evidence  that would  provide him a complete  defense;
i.e., that Stilwell has no facts to support its claim.

     Moreover,  to the extent  that  Stilwell  refuses to produce  either  "fact witness  documents" or a witness list, it has already waived any privilege claim by agreeing  to provide the  documents  in  response  to the  informal  request.
(Arellano Aff.,P. 6 , Ex. 2); see, e.g., Alderman v. Davidson,  326 Or 508, 513,
954 P2d 779 (1998) (waiver is a voluntary  relinquishment of a known right.) Its counsel's  silence in response to the letter confirming the agreement to produce is compelling  evidence of the agreement.  (Arellano Aff.,P. 6, Ex. 2.)

     Finally,  at this point there is no basis for concluding that the privilege even applies.  Stilwell's  counsel has repeatedly  advised that Joseph Stilwell,
Relator's principal, has no personal knowledge of any facts underlying Relator's claims,  but has relied  exclusively  upon what  Spencer  Schneider  has learned through his  investigation.  (Arellano  Aff.,P.  10.) While this might support a finding  that  Schneider's  communications  with his client on the  subject  are privileged,  the  investigation  itself  -which is what Rouse has requested - is work product, not privileged  information.  Browne v. AmBase Corp., 150 FRD 465,
471 (SDNY 1993) (the work product  doctrine  does not extend to facts known to a party or its counsel,  even if learned in the context of  litigation).

     Stilwell  has the  burden  of proof  on its  assertion  of  attorney-client privilege.  Tornay v. United States,  840 F2d 1424, 1426 (9th Cir 1988);  United
States v. Garr, 732 F2d 714, 723 (9th Cir 1984) cert den 469 US 1034 (1984).

c.   Rouse is entitled to  Schneider's  work product  because it is important to
     Rouse's  defense  and  the  information   cannot  otherwise  be  reasonably
     obtained.

     "Work product" is not privileged.  Trial preparation  materials are subject to protection  under this doctrine,  but the protection is not absolute.  Upon a showing of "substantial  need" for trial  preparation and an inability to obtain
"the  substantial  equivalent  of the materials by other means"  without  "undue hardship," even work product is discoverable. ORCP 36 B(3).

     In this case the "substantial need" is clear:  Stilwell has no case without some  sufficient  evidence that Rouse moved to Portland  before  January,  2001.
While Rouse himself knows the fact to be contrary,  the ongoing suggestions that
Stilwell has some  evidence of such a move raise the prospect  that Stilwell has found a false document or a witness who has been untruthful with Stilwell. Rouse should not be put to the burden and expense of  defending  against a sham claim.
Absent an  opportunity  to see this purported  evidence,  however,  Rouse has no other  recourse.  Under the  circumstances,  even  having to bring a motion  for summary judgment would be an undue burden for Rouse.  This Court should properly exercise its  discretion  to order  Stilwell to produce what it describes as the only plausibly reliable evidence in support of it claim. ORCP 1B.

     Neither could Stilwell obtain  "substantially  equivalent"  evidence by any means,  much less without  undue  hardship.  Taking at face value Mr.  Neupert's statement  that there is at least one more witness to support Mr.  Whittington's
"impression,"  (Arellano Aff.,P. 5), there is simply no meaningful way for Rouse to uncover that information or to determine whether the witness purports to have some  documentary  proof contrary to the facts. The Court should therefore order
Stilwell to produce the requested documents.

                                   CONCLUSION

     For all of the  reasons  stated  above,  Rouse  should be  granted an order compelling  production  of all  documents  sought by his second  formal  request
(Requests  4, 5,  and 6),  together  with an award  of the  reasonable  fees and expenses incurred in bringing this motion before the Court.

     DATED this 22nd day of June, 2001.

                                        FOSTER PEPPER & SHEFELMAN LLP

                                        /s/ Susan T. Alterman, OSB #87081 for
                                        -------------------------------------
                                        Nancie Potter Arellano, OSB #80152
                                        Attorneys for Defendant
                                        Trial Attorney:  Nancie Potter Arellano